Exhibit 99.1

OHIO THIRD FRONTIER PROGRAM AWARDS $1.35 MM TO
CALGON CARBON TO DEVELOP CARBON FOR ENERGY STORAGE
PITTSBURGH, PA — May 12, 2011 — Calgon Carbon Corporation (NYSE: CCC) announced today that the Ohio Third Frontier has awarded the company a $1.35-million grant from its Energy Program for the development and commercialization of advanced activated carbons for energy storage. The project will focus on developing a domestic source of activated carbons for a broad range of ultracapacitor storage applications.
The immediate goal of the project is to develop and manufacture the first domestic source of activated carbon specifically designed for the ultracapacitor energy storage industry. Production of the activated carbon at Calgon Carbon’s facility in Columbus, Ohio will address dependence on overseas manufacturers and help to avoid supply disruptions.
Calgon Carbon’s longer-term goal is to develop advanced activated carbons for ultracapacitor storage that are both technically and economically superior to the products available today. The global market for ultracapacitors is expected to increase from more than $300 million in 2011 to over $1 billion in 2015.
The Ohio Third Frontier is a bipartisan economic development initiative that provides funding for technology areas that represent Ohio’s key competitive opportunities. Calgon Carbon will collaborate on this project with several Ohio-based organizations — Case Western Reserve University, JME, Inc., and Novolyte Technologies — as well as Maxwell Technologies, the world’s leading developer and manufacturer of energy storage and power delivery solutions.
Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “By investing in this project, the Ohio Third Frontier has provided us the opportunity to continue and accelerate Calgon Carbon’s own efforts to increase participation in the growing ultracapacitor market. With the collaboration of a team comprised of leaders in the energy storage industry, I am confident that we will accomplish our technical and commercial objectives while creating economic development benefits for the citizens of Ohio.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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